FOR IMMEDIATE RELEASE

CONTACT:	Kathleen Campbell, CFMP
Senior Vice President, Marketing
15 S. Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

January 21, 2004

CITIZENS FINANCIAL SERVICES, INC. RELEASES 2003 YEAR-END EARNINGS

MANSFIELD, PENNSYLVANIA – Citizens Financial Services, Inc. (OTC BB: CZFS), the holding company for First Citizens National Bank, releases 2003 year-end earnings. Total assets, total loans and total deposits for the year 2003 all increased. Total assets grew $31.2 million or 7.2% to $463.9 million while total loans increased by $19.2 million or 6.4% to reach $317.7 million and total deposits of $385.7 million represented an increase of $12.6 million or 3.4%. Net income for the fourth quarter 2003 was $1.3 million, a 4.5% decrease over the comparable quarter in 2002.

Net income for the year was $4.9 million as compared to $5.6 million in 2002, a 12.8% decrease. Earnings per share for the year ended December 31, 2003 was $1.72, a 12.2% decrease over one year ago. Even though loans, deposits and total assets grew, overall net income was considerably impacted by the consulting and non-compete agreement provided to the organization’s retiring president. The Board of Directors entered into a consulting and non-compete agreement with Richard E. Wilber, President and CEO of Citizens Financial Services, Inc. and First Citizens National Bank which went into effect upon Mr. Wilber’s retirement on September 30, 2003. As part of the consulting and non-compete agreement, Mr. Wilber will provide consulting services at the request of the Board of Directors and will adhere to certain non-compete provisions. The financial impact of this agreement was an after-tax charge to earnings of approximately $554,500 in the third quarter of 2003. Without the effect of this charge to the 2003 earnings, earnings per share for the year ended December 31, 2003 would have been approximately $1.91.

Cash dividends declared in the fourth quarter 2003 were $.19 (a $.76 annualized rate) versus $.175 (a $.70 annualized rate) in the comparable quarter of 2002, an 8.6% increase. In addition, the common stock price has improved approximately 13.1% over the past year and 71.1% over the past two years.

Interim President, John M. Thomas, M.D. stated, "We are pleased with the 2003 year-end earnings especially in light of the facts that the low interest rates continue to be challenging and that a significant charge against earnings was made in the third quarter. The strength of the Bank lies with hardworking, dedicated employees, who, I am sure, will make it possible for the Bank to meet any and all challenges that lie ahead."

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

Financial Highlights (In thousands, except per share and ratio data.)
(Unaudited)
	2003	2002
Twelve Months Ended December 31
Net income	$4,879	$5,595
Comprehensive income	3,282	6,935
Per common share data:
Earnings per share	1.72	1.96
Cash dividends declared	0.74	0.68
Performance ratios:
Return on average assets	1.11%	1.30%
Return on average equity	13.22%	16.53%

Three Months Ended December 31
Net income	$1,326	$1,389
Per common share data:
Earnings per share	0.47	0.49
Cash dividends declared	0.19	0.175
Performance ratios:
Return on average assets	1.20%	1.28%
Return on average equity	14.29%	15.77%

At December 31
Assets	$463,878	$432,658
Investment securities:
Available-for-sale	106,587	100,725
Loans (net of unearned income)	317,657	298,457
Allowance for loan losses	3,620	3,621
Deposits	385,691	373,051
Stockholders' Equity	38,529	38,406
Non-performing assets	2,994	3,293
Average leverage ratio	6.75%	6.48%
Per common share data:
Book value	$13.70	$13.59
Market value (average of bid/ask price)	24.00	21.23
Market price to book value ratio	175.18%	156.22%

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	December 31	December 31
(in thousands)	2003	2002

ASSETS:
Cash and due from banks:
Noninterest-bearing	$9,624	$11,173
Interest-bearing	327	421

Total cash and cash equivalents	9,951	11,594

Available-for-sale securities	106,587	100,725

Loans (net of allowance for loan losses 2003, $3,620;
2002, $3,621)	314,037	294,836

Premises and equipment	10,645	11,134
Accrued interest receivable	1,703	1,976
Goodwill	6,905	6,905
Core deposit intangible	978	1,413
Bank owned life insurance	7,142	-
Other assets	5,930	4,075

TOTAL ASSETS	$463,878	$432,658

LIABILITIES:
Deposits:
Noninterest-bearing	$46,820	$40,143
Interest-bearing	338,871	332,908

Total deposits	385,691	373,051
Borrowed funds	27,796	17,027
Subordinate debentures	7,500	-
Accrued interest payable	1,888	2,077
Other liabilities	2,474	2,097

TOTAL LIABILITIES	425,349	394,252

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,909,849 shares in 2003 and
2,882,070 shares in 2002, respectively	2,910	2,882
Additional paid-in capital	10,213	9,473
Retained earnings	26,455	24,447

TOTAL	39,578	36,802
Accumulated other comprehensive income	956	2,553
Less: Treasury Stock, at cost
96,962 and 55,162 shares in 2003 and 2002, respectively	(2,005)	(949)

TOTAL STOCKHOLDERS' EQUITY	38,529	38,406

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$463,878	$432,658

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31		December 31

	2003	2002	2003	2002

INTEREST INCOME:
Interest and fees on loans	$5,435	$5,530	$21,593	$21,600
Interest-bearing deposits with banks	2	7	29	65
Investment securities:
Taxable	755	1,027	3,222	4,711
Nontaxable	94	139	457	634
Dividends	79	88	314	367

TOTAL INTEREST INCOME	6,365	6,791	25,615	27,377

INTEREST EXPENSE:
Deposits	1,997	2,389	8,501	10,012
Borrowed funds	103	102	325	392

TOTAL INTEREST EXPENSE	2,100	2,491	8,826	10,404

NET INTEREST INCOME	4,265	4,300	16,789	16,973
Provision for loan losses	60	135	435	435

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,205	4,165	16,354	16,538

NON-INTEREST INCOME:
Service charges	757	795	3,018	3,130
Trust	185	132	622	562
Gains on Loans Sold	23	99	349	185
Realized securities gains, net	39	-	553	254
Other	217	234	770	915

TOTAL NON-INTEREST INCOME	1,221	1,260	5,312	5,046

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,788	1,693	8,304	7,120
Occupancy	254	253	1,025	998
Furniture and equipment	180	193	713	881
Professional fees	208	238	694	667
Amortization	109	109	435	457
Other	1,210	1,112	4,330	4,103

TOTAL NON-INTEREST EXPENSES	3,749	3,598	15,501	14,226

Income before provision for income taxes	1,677	1,827	6,165	7,358
Provision for income taxes	351	438	1,286	1,763

NET INCOME	$1,326	$1,389	$4,879	$5,595

Earnings Per Share	$0.47	$0.49	$1.72	$1.96

Cash Dividend Declared	$0.190	$0.175	$0.740	$0.680